FORM 10-K                                         Page 393

Exhibit 10.12


                    CONSULTING AGREEMENT


     CONSULTING AGREEMENT, dated November 10, 1994, by and

between Dewey L. Trogdon ("Trogdon") and Cone Mills
Corporation (the "Company").
                           RECITAL
     Trogdon retired from active service as an employee of the Company, effective March 31, 1992. Because of his familiarity with the business and affairs of the Company, Trogdon was in a position to provide valuable consultation and advice to the Company and the Company desired to obtain such consultation and advice. Accordingly, the Company agreed to retain Trogdon as a consultant, and Trogdon agreed to provide consulting services, during the period beginning April 1, 1992, and ending December 31, 1992, pursuant to a Consulting Agreement dated December 19, 1991. The Company and Trogdon agreed to an extension of the consulting arrangement through 1993 and 1994 pursuant to Consulting Agreements dated November 19, 1992, and
December 3, 1993, respectively.   The Company and Trogdon have
agreed to continue the consulting arrangement during the period beginning January 1, 1995, and ending December 31, 1995 (the "Consulting Period").
     NOW, THEREFORE, Trogdon and the Company agree as follows:
     1. Consulting Services. Subject to the terms and provisions of this Agreement, the Company hereby engages

FORM 10-K                                         Page 394
Exhibit 10.12

Trogdon to perform consulting services during the Consulting Period. Trogdon hereby accepts such engagement and agrees to render such consulting services pertaining to the business of the Company as the Chief Executive Officer of Cone shall request from time to time during the Consulting Period.
     2. Fees. During the Consulting Period, the Company shall pay to Trogdon a consulting fee of $15,000 per calendar quarter (payable on March 31, 1995, June 30, 1995, September 30, 1995, and December 31, 1995) and, in addition, shall reimburse Trogdon for any travel and entertainment expenses reasonably incurred by him in connection with rendering consulting services hereunder upon submission of appropriate documentation therefor.
     3. Independent Contractor. During the Consulting Period, Trogdon shall be an independent contractor and not an employee of the Company. Accordingly, Trogdon shall determine when, where and how the consulting services required of him under this Agreement will be performed, shall be responsible for the payment of all employment, income and other taxes payable by reason of his receipt of consulting fees under this Agreement, and shall not be eligible to participate in any pension, profit sharing, health, disability, life, or other employee benefit plan or program maintained by the Company.
     4.   Termination by Death.  If Trogdon dies during the

FORM 10-K                                         Page 395
Exhibit 10.12
Consulting Period, this Agreement shall thereupon terminate, but the Company shall pay to Trogdon's estate all consulting fees and unremibursed expenses to which he would otherwise have been entitled under this Agreement through the end of the Consulting Period.
     5. Entire Contract. This Agreement constitutes the entire contract and agreement of the parties and supersedes and replaces all other prior agreements and understandings, both written and oral, with respect to the performance of personal services by Trogdon for the Company during the Consulting Period.
     6. Miscellaneous. This Agreement may not be amended or modified except by an instrument in writing signed by the party against whom any such modification or amendment is sought to be enforced. No waier of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach. This Agreement shall be construed in accordance with the laws and judicial decisions of the State of North Carolina.
     IN WITNESS WHEREOF, Trogdon and the Company have signed this Agreement as of the day and year first above written.
                                   /s/ DEWEY L. TROGDON
                                   Dewey L. Trogdon

                                   CONE MILLS CORPORATION

                              By:  /s/ J. PATRICK DANAHY
                                 J. Patrick Danahy, President